                                  EXHIBIT 99.1

Oxford Industries, Inc. Press Release
222 PIEDMONT AVENUE, N.E. - ATLANTA, GEORGIA 30308

Contact:          J. Reese Lanier, Jr.
Telephone:        (404) 653-1446
Fax:              (404) 653-1545
E-Mail:           rlanier@oxfordinc.com


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                           January 10, 2006


      OXFORD INDUSTRIES ANNOUNCES RECORD SECOND QUARTER FISCAL 2006 RESULTS
                 -- SECOND QUARTER EPS INCREASE 17% TO $0.62 --
          -- RAISES QUARTERLY CASH DIVIDEND BY 11% TO $0.15 PER SHARE--


ATLANTA, GA. -- Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the second quarter and first half ended December 2, 2005. Consolidated net sales for the quarter increased 7% to $335 million from $313 million in the second quarter of fiscal 2005. Net earnings for the second quarter increased 21% to $11.0 million from $9.1 million in the same period last year. Diluted earnings per common share for the quarter increased 17% to $0.62 from $0.53 in the second quarter of fiscal 2005.

For the first half of fiscal 2006, net sales increased 16% to $671 million from $578 million in the same period last year. First half diluted earnings per common share increased 57% to $1.40 from $0.89 in the same period last year. First half results include Ben Sherman for a full six months compared to four months in the same period last year.

Consolidated gross margins for the second quarter increased 60 basis points to 33.3% from 32.7% in last year's second quarter, reflecting margin expansion in the Tommy Bahama Group's wholesale business and an increasing mix of sales through company-owned retail stores. Selling, general and administrative expense as a percentage of net sales increased 20 basis points to 26.5% from 26.3% in last year's second quarter due to additional Tommy Bahama retail stores, start-up expenses for new marketing initiatives in the Menswear Group and slightly higher compensation costs. Royalties and other operating income increased 11% over the same quarter last year to $3.7 million driven by increased sales of licensed products.

The Company noted that included in operating expenses for the quarter were $0.07 per share of non-cash intangible asset amortization costs associated with the Tommy Bahama and Ben Sherman acquisitions.

"We are very pleased to continue our strong performance for the first half of fiscal 2006," commented J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford. "All three operating segments contributed to the sales growth. Our focus this year on operating discipline and better execution has led to enhanced profitability through higher margins. The impact has been most notable in the Tommy Bahama Group where we saw a 72% increase in second quarter operating income compared to last year."

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The Tommy Bahama Group reported net sales of $90 million in the second quarter of fiscal 2006 compared to $86 million in the same period last year. Net sales in Tommy Bahama's core branded business, which excludes private label sales of $2.8 million in last year's second quarter, increased 8% to $90 million from $84 million in the same period last year. Operating income for the segment increased 72% to $10.1 million in the second quarter from $5.9 million last year. The improvement in profitability was driven by increased sales volume and a more disciplined approach to planning and inventory control which resulted in lower inventories and lower off-price sales.

The Menswear Group reported a second quarter net sales increase of 3% to $187 million from $181 million in the same period last year. Ben Sherman contributed net sales of approximately $48 million for the second quarter compared to approximately $53 million in the year-ago period. The UK business, which accounts for more than 70% of Ben Sherman's net sales, was responsible for the net sales decline. In the UK and continental Europe, where Ben Sherman has implemented a program to pursue higher quality distribution, the retail environment has remained very challenging. Excluding Ben Sherman, the Menswear Group's historical businesses generated a net sales increase of approximately 8% for the quarter on modest growth in tailored clothing, dress shirts and sportswear. The Menswear Group also benefited from new marketing initiatives including Orvis Signature, Solitude, Ben Sherman dress shirts and suits and the recently acquired Arnold Brant tailored clothing line. Second quarter operating income for this segment declined to $16.0 million from $18.0 million in last year's second quarter. The decline in operating income was primarily attributable to lower sales volume in the Ben Sherman business, less favorable currency exchange rates and start up expenses for new marketing initiatives.

Second quarter net sales for the Womenswear Group increased 26% to $57 million from $45 million in the second quarter of last year. The Company noted that increased shipments to the segment's two largest customers, Wal-Mart and Target, were responsible for the net sales increase. Second quarter operating income for the Womenswear Group increased to $2.0 million from $0.2 million in the year-ago period. The improvement in profitability was driven by economies of scale on the increased sales volume and improved product sourcing.

Inventories at the close of the second quarter increased 3% to $167 million from $162 million at the end of the prior year's second quarter. Accounts receivable rose 6% over last year to $186 million which is consistent with the second quarter sales increase of 7%.

Oxford's board of directors declared an 11% increase in the quarterly cash dividend to $0.15 from $0.135 per share of common stock payable March 6, 2006 to shareholders of record on February 15, 2006.

The Company maintained its previously issued guidance for the full fiscal year and initiated guidance for the third and fourth quarters. The Company continues to project full year diluted earnings per common share of $3.42 to $3.52 on net sales of approximately $1.38 billion to $1.40 billion. For the third quarter, ending March 3, 2006, the Company expects net sales in a range of $355 million to $365 million and diluted earnings per common share of $0.80 to $0.85. For the fourth quarter, ending June 2, 2006, the Company expects sales in a range of $360 million to $370 million and diluted earnings per common share of $1.21 to $1.26.

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Mr. Lanier continued, "We believe that we are succeeding in our mission to reposition our company. We have invested in strong lifestyle brands and used our operating capabilities and back-office platforms to help make those businesses more efficient. We've been very careful to treat our intellectual property in a manner that will generate sustainable and profitable growth. At the same time, we are taking important steps to enhance the capabilities and performance of our historical businesses. We still have a great deal of work to do but we are confident that there are opportunities for additional improvement ahead of us."

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available on the Company's Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes before the call to register for the teleconference webcast and download any necessary software.

A replay of the call will be available through January 17, 2006. To access the telephone replay, Participants should dial (719) 457-0820. The access code for the replay is 4670477. A replay of the webcast will also be available following the conference call on Oxford Industries' corporate Website.

Oxford Industries, Inc. is a leading producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama(R), Indigo Palms (R), Island Soft(R), Ely & Walker(R) and Oxford Golf(R). The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger(R), Nautica(R), Geoffrey Beene(R), Slates(R), Dockers(R) and Oscar de la Renta(R) labels. Oxford's customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

The Company's common stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.



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CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements about future events. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, expected outcomes of pending litigation, competitive conditions, general economic conditions and expected synergies in connection with acquisitions and joint ventures. Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. These beliefs and assumptions could prove inaccurate. Forward-looking statements involve risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Many of these risks and uncertainties are beyond our ability to control or predict.

Such risks and uncertainties include, but are not limited to: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in the worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and distinctive products; (5) changes in trade quotas or other trade regulations; (6) our ability to continue to finance our working capital and growth on acceptable terms; (7) unseasonable weather or natural disasters; (8) the price and availability of raw materials and finished goods; (9) the impact of rising energy costs on our costs and consumer spending; (10) our dependence on and relationships with key customers; (11) consolidation among our customer base;
(12) the ability of our third party producers to deliver quality products in a timely manner; (13) potential disruptions in the operation of our distribution facilities; (14) any disruption or failure of our computer systems or data network; (15) the integration of our acquired businesses; (16) our ability to successfully implement our growth plans, including growth by acquisition; (17) unforeseen liabilities associated with our acquisitions; (18) unforeseen costs associated with entry into and exit from certain lines of business; (19) economic and political conditions in the foreign countries in which we operate or source our products; (20) increased competition from direct sourcing; (21) our ability to maintain our licenses; (22) our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors' products; (23) our reliance on key management and our ability to develop effective succession plans; (24) our ability to develop and maintain an effective organization structure; (25) risks associated with changes in global currency exchange rates; (26) changes in interest rates on our variable rate debt; (27) the impact of labor disputes, wars or acts of terrorism on our business; (28) the effectiveness of our disclosure controls and procedures related to financial reporting; (29) our ability to maintain current pricing on our products given competitive or other factors; and (30) our ability to expand our retail operations.

You are cautioned not to place undue reliance on forward-looking statements, which are current as of the date of this press release. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Other risks or uncertainties may be detailed from time to time in our future Securities and Exchange Commission filings.

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                             OXFORD INDUSTRIES, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                              SECOND QUARTER OF               FIRST HALF OF
                                                        --------------------------     --------------------------
                                                        FISCAL 2006    FISCAL 2005     FISCAL 2006    FISCAL 2005
                                                        -----------    -----------     -----------    -----------


Net sales                                                $334,652        $312,988        $671,130        $577,810
Cost of goods sold                                        223,223         210,647         443,669         389,773
                                                         --------        --------        --------        --------
Gross profit                                              111,429         102,341         227,461         188,037

Selling, general and administrative                        88,653          82,407         177,389         150,735
Amortization of intangible assets                           1,851           2,424           3,704           4,136
                                                         --------        --------        --------        --------
                                                           90,504          84,831         181,093         154,871
Royalties and other operating income                        3,653           3,301           6,914           5,054
                                                         --------        --------        --------        --------
Operating income                                           24,578          20,811          53,282          38,220

Interest expense, net                                       7,322           6,855          14,205          14,776
                                                         --------        --------        --------        --------
Earnings before income taxes                               17,256          13,956          39,077          23,444

Income taxes                                                6,248           4,884          14,186           8,204
                                                         --------        --------        --------        --------
NET EARNINGS                                             $ 11,008        $  9,072        $ 24,891        $ 15,240
                                                         ========        ========        ========        ========

Earnings per common share:

    Basic                                                $   0.63        $   0.54        $   1.43        $   0.91
    Diluted                                              $   0.62        $   0.53        $   1.40        $   0.89

Weighted average common shares outstanding:

    Basic                                                  17,490          16,761          17,440          16,737
    Dilutive impact of options, earn-out shares and
     restricted shares                                        257             455             295             480
                                                         ========        ========        ========        ========
    Diluted                                                17,747          17,216          17,735          17,217

Dividends per common share                               $  0.135        $  0.120        $  0.270        $  0.240
                                                         ========        ========        ========        ========


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                             OXFORD INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                DECEMBER 2, 2005         NOVEMBER 26, 2004
                                                                                ----------------         -----------------

ASSETS

Current Assets:

       Cash and cash equivalents                                                      $  6,848                  $ 19,414
       Receivables, net                                                                185,581                   175,053
       Inventories                                                                     166,776                   161,832
       Prepaid expenses                                                                 27,457                    17,817
                                                                                      --------                  --------
            Total current assets                                                       386,662                   374,116
Property, plant and equipment, net                                                      66,050                    55,431
Goodwill, net                                                                          184,144                   165,650
Intangible assets, net                                                                 234,812                   239,698
Other non-current assets, net                                                           22,949                    24,657
                                                                                      --------                  --------
       TOTAL ASSETS                                                                   $894,617                  $859,552
                                                                                      ========                  ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:

       Trade accounts payable                                                         $ 91,220                   $96,595
       Accrued compensation                                                             25,378                    22,027
       Other accrued expenses                                                           23,097                    45,495
       Dividends payable                                                                 2,310                     2,013
       Income taxes payable                                                              3,334                     1,555
       Short-term debt and current maturities of long-term debt                          4,886                     6,973

                                                                                      --------                  --------
            Total current liabilities                                                  150,225                   174,658
Long-term debt, less current maturities                                                298,989                   315,608
Other non-current liabilities                                                           27,503                    13,665
Deferred income taxes                                                                   75,254                    79,754
Commitments and contingencies

Shareholders' Equity:

       Preferred Stock, $1.00 par value; 30,000 authorized and
         none issued and outstanding at December 2, 2005
         and November 26, 2004                                                               -                         -

       Common stock, $1.00 par value, 60,000 authorized and 17,602 issued and outstanding at December 2, 2005 and 60,000
         authorized and 16,778 issued and outstanding at
         November 26, 2004                                                              17,602                    16,778
       Additional paid-in capital                                                       71,166                    42,709
       Retained earnings                                                               260,977                   210,367
       Accumulated other comprehensive (loss) income                                   (7,099)                     6,013
                                                                                      --------                  --------
                Total shareholders' equity                                             342,646                   275,867
                                                                                      --------                  --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $894,617                  $859,552
                                                                                      ========                  ========

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                             OXFORD INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                FIRST HALF OF
                                                                        ----------------------------
                                                                        FISCAL 2006      FISCAL 2005
                                                                        -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES

Net earnings                                                             $  24,891       $  15,240
Adjustments to reconcile net earnings to
    net cash provided by operating activities:
      Depreciation                                                           7,254           6,305
      Amortization of intangible assets                                      3,704           4,136
      Amortization of deferred financing costs and bond discount             1,232           3,118
      (Gain) on the sale of assets                                             (87)           (106)
      Equity income                                                            (39)           (323)
      Deferred income taxes                                                 (1,353)         (3,333)
Changes in working capital:
      Receivables                                                           10,505          25,241
      Inventories                                                            2,943         (18,703)
      Prepaid expenses                                                      (5,454)          1,900
      Trade accounts payable                                               (14,627)         (9,352)
      Accrued expenses and other current liabilities                       (13,409)         (8,888)
      Stock options income tax benefit                                       1,843             965
      Income taxes payable                                                  (9,535)         (2,852)
Other non-current assets                                                    (3,378)         (1,181)
Other non-current liabilities                                                4,446           2,541
                                                                         ---------       ---------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                          8,936          14,708

CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisitions, net of cash acquired                                   (11,501)       (139,814)
      Distribution from joint venture investment                             1,856            --
      Investment in deferred compensation plan                                (587)           (593)
      Purchases of property, plant and equipment                            (8,496)         (6,508)
      Proceeds from sale of property, plant and equipment                        6             413
                                                                         ---------       ---------
          NET CASH USED IN INVESTING ACTIVITIES                            (18,722)       (146,502)

CASH FLOWS FROM FINANCING ACTIVITIES
      Repayment of financing arrangements                                 (179,591)       (154,694)
      Proceeds from financing arrangements                                 191,059         263,832
      Payments of debt issuance costs                                         --            (2,766)
      Proceeds from issuance of common shares                                3,862             752
      Dividends on common shares                                            (4,579)         (3,896)
                                                                         ---------       ---------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                         10,751         103,228
                                                                         ---------       ---------

Net change in cash and cash equivalents                                        965         (28,566)
Effect of foreign currency translation on cash and cash equivalents           (616)            411
Cash and cash equivalents at the beginning of period                         6,499          47,569
                                                                         ---------       ---------
Cash and cash equivalents at the end of period                           $   6,848       $  19,414
                                                                         =========       =========

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                             OXFORD INDUSTRIES, INC.
                               SEGMENT INFORMATION
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                   SECOND QUARTER OF                           FIRST HALF OF
                                          --------------------------------          --------------------------------
                                          FISCAL 2006          FISCAL 2005          FISCAL 2006          FISCAL 2005
                                          -----------          -----------          -----------          -----------
NET SALES

Menswear Group                              $187,332             $181,207             $364,408            $ 299,944
Womenswear Group                              56,749               45,097              124,752               97,555
Tommy Bahama Group                            90,388               86,490              181,932              179,952
Corporate and Other                              183                  194                   38                  359
                                            --------            ---------             --------            ---------

TOTAL NET SALES                             $334,652             $312,988             $671,130             $577,810
                                            --------            ---------             --------            ---------


OPERATING INCOME

Menswear Group                              $ 15,968             $ 18,048             $ 30,972              $26,969
Womenswear Group                               1,983                  208                5,888                (758)
Tommy Bahama Group                            10,109                5,895               24,466               17,811
Corporate and Other                          (3,482)              (3,340)              (8,044)              (5,802)
                                            --------            ---------             --------            ---------

TOTAL OPERATING INCOME                      $ 24,578             $ 20,811             $ 53,282             $ 38,220
                                            --------            ---------             --------            ---------

Interest expense, net                          7,322                6,855               14,205               14,776
                                            --------            ---------             --------            ---------

Earnings before taxes                       $ 17,256             $ 13,956             $ 39,077             $ 23,444
                                            --------            ---------             --------            ---------

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